EXHIBIT 5
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                                 November 2, 2000


   Securities and Exchange Commission
   Judiciary Plaza
   450 Fifth Street, N.W.
   Washington, D.C.  20549

        Re: NiSource Inc. -- Registration of 240,000 Common Shares, Par Value $.01 Per Share, on Form S-8

   Ladies and Gentlemen:

        We have acted as special counsel to NiSource Inc. (formerly named "New NiSource Inc."), a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 240,000 common shares, $.01 par value per share (and the associated preferred share purchase rights) of the Company (the "Shares") to be issued under the NiSource Inc. Employee Stock Purchase Plan (the "Plan").

        In this connection we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

        Based upon the foregoing, it is our opinion that the 240,000 Shares, when issued in accordance with the terms of the Plan, and pursuant to the Registration Statement, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                                 SCHIFF HARDIN & WAITE

                                 By: /s/  Frederick L. Hartmann
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                                      Frederick L. Hartmann